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                                                                   EXHIBIT 8(uu)

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

         This amendment dated December 8, 2003 (this "Amendment") is made by and among PBHG INSURANCE SERIES FUND ("Fund"), PILGRIM BAXTER & ASSOCIATES, LTD., ("Adviser") and ANNUITY INVESTORS LIFE INSURANCE COMPANY ( "Life Company").

                              W I T N E S S E T H:

         WHEREAS, the Fund, the Adviser and Life Company are parties to that certain Fund Participation Agreement, dated May 1, 1997 (the "Agreement"); and

         WHEREAS, the Fund, the Adviser and Life Company desire to amend the Agreement as set forth below.

         NOW, THEREFORE, intending to be legally bound, the Fund, the Adviser and Life Company hereby agree as follows::

         1. The following provision is hereby added to the Agreement as new
Section 10.9:

                  "10.9 The parties acknowledge that in the course of their dealings hereunder, each has or may acquire information abut the other, its business activities and operations, its technical information and its trade secrets, its portfolio holdings information, all of which, including the terms of this Agreement, are proprietary and confidential (the "Confidential Information"). During the term of this Agreement and for a period of one year afterward, each party agrees to retain in confidence and to use and distribute the Confidential Information only as contemplated by this Agreement and shall not, without the prior written consent of the other party, disclose or made the Confidential Information available to any person, execute transactions in securities using the Confidential Information available to any person, execute transactions in securities using the Confidential Information, or use the Confidential Information for its own benefit other than as contemplated by this Agreement. Each party shall take all reasonable security measures to ensure the above and shall promptly notify the other party when it becomes aware of any threatened or actual unauthorized use or disclosure of the Confidential Information by the party's employees, agents, subcontractors or customers. The obligation of confidentiality shall not apply to information received from the other party which is publicly known, legitimately disclosed by other sources or independently developed by a party."

         2. All other provisions of the Agreement shall remain unchanged.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

PILGRIM BAXTER & ASSOCIATES, LTD.                 PBHG INSURANCE SERIES FUND

By: /s/John M. Zerr                               By:/s/Lee T. Cummings
    ---------------------------------             -----------------------------
Name: John M. Zerr                                Name:  Lee T. Cummings
Title: Senior Vice President & General Counsel    Title: Chief Financial Officer

ANNUITY INVESTORS LIFE
INSURANCE COMPANY

By: /s/John P. Gruber
   -----------------------------
Name: John P. Gruber
Title: Vice President

CinLibrary/1390041.1

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